EXHIBIT 99.1

Complete Genomics Reports Third Quarter Results

MOUNTAIN VIEW, Calif., Dec. 17, 2010 (GLOBE NEWSWIRE) -- Complete Genomics, Inc. (Nasdaq:GNOM) today announced its unaudited financial results for the quarter ended September 30, 2010. These results were previously summarized in the prospectus relating to the Company's initial public offering, which closed on November 16, 2010. Revenue in the third quarter of 2010 was $4.2 million, compared to no revenue during the third quarter of 2009.

Operating expenses for the quarter were $14.9 million, compared to $8.6 million for the third quarter of 2009. Expense growth reflects the first complete quarter of production in our sequencing facility and expansion of our sales and customer support organizations to drive commercialization of our sequencing services.

Net loss for the quarter was $20.5 million including an $8.8 million non-cash expense resulting from the accounting adjustment to market value of certain equity securities, compared with a $9.2 million net loss in the third quarter of 2009.

As of September 30, 2010, cash and cash equivalents were $10.5 million, and the order backlog for which we expect to sequence, bill and gain customer acceptance in the next twelve months was approximately $9.0 million.

"We are very pleased with our third quarter performance," said Cliff Reid, CEO of Complete Genomics. "During the quarter, we validated our technology at scale and added a number of new customers in the academic, clinical research, and pharmaceutical segments." Reid added, "Through the completion of our Series E financing in October and the completion of our IPO in November, the company raised net proceeds of approximately $59 million in the fourth quarter. This provides the company with additional resources to execute on its long-term growth strategy."

BUSINESS HIGHLIGHTS

Sequencing Technology:

During the third quarter, Complete Genomics (CGI) sequenced over 300 genomes. The company anticipates sequencing over 300 genomes in the fourth quarter of 2010 as well.

For the last 500 complete human genomes CGI has sequenced, an average of over 98% of the genome has been read at 10-fold or greater coverage. In addition, its software made high confidence calls of an average of over 95% of the genome and over 94% of the exome.

Advanced Informatics and Data Management Software:

In October, CGI announced the release of a new suite of CGA™ Tools which enables its customers to more easily analyze genetic variation across multiple genomes. In December, CGI announced that its customers will now receive copy number variation (CNV) and structural variation (SV) results as part of the standard CGA™ Service. These enhancements, particularly important in the study of cancer genomes, reflect CGI's progress in providing its customers with a complete solution that accelerates their research efforts.

About Complete Genomics

Complete Genomics is a complete human genome sequencing company that has developed and commercialized an innovative DNA sequencing platform. The Complete Genomics Analysis Platform (CGA™ Platform) combines Complete Genomics' proprietary human genome sequencing technology with our advanced informatics and data management software. We offer this innovative, end-to-end, outsourced solution as CGA™ Service, and provide customers with data that is immediately ready to be used for genome-based research.

The Complete Genomics logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8216

Forward Looking Statements

Certain statements in this press release, including statements relating to future numbers of genomes sequenced are forward looking statements that are subject to risks and uncertainties. Readers are cautioned that these forward looking statements are based on management's current expectations, and actual results may differ materially from those projected. The following factors, without limitation, could cause actual results to differ materially from those in the forward looking statements: CGI's limited operating history, delays in production due to technical issues, CGI's inability to increase yield and CGI's ability to maintain relationships with its customers.   More information on potential factors that could affect the Company's financial results is included in its Securities and Exchange Commission filings and reports, including the risks identified under the section captioned "Risk Factors" in its final prospectus relating to its initial public offering filed pursuant to Rule 424(b) under the Securities Act, as amended, on November 11, 2010.   CGI disclaims any obligation to update information contained in these forward looking statements, whether as a result of new information, future events or otherwise.

Complete Genomics, Inc.
Condensed Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
	(in thousands, except share and per share amounts)
Revenue	$ 4,161	$ --	$ 5,586	$ --

Operating expenses:
Start-up production costs	6,007	1,258	14,992	2,271
Research and development	4,954	5,638	16,051	16,087
General and administrative	2,330	1,352	7,192	3,472
Sales and marketing	1,591	366	4,130	986

Total operating expenses	14,882	8,614	42,365	22,816

Loss from operations	(10,721)	(8,614)	(36,779)	(22,816)

Interest expense	(908)	(1,073)	(2,052)	(3,124)
Interest and other income (expense), net	(8,827)	439	(8,592)	369

Net loss	(20,456)	(9,248)	(47,423)	(25,571)
Deemed dividend related to beneficial conversion feature of Series E convertible preferred stock	(405)	--	(405)	--

Net loss attributed to common stockholders	$ (20,861)	$ (9,248)	$ (47,828)	$ (25,571)

Net loss per share attributed to common stockholders — basic and diluted	$ (21.87)	$ (98.10)	$ (66.78)	$ (276.23)

Weighted-average shares of common stock outstanding used in computing net loss per share—basic and diluted	954,022	94,268	716,185	92,571

Complete Genomics, Inc.
Condensed Balance Sheets
(in thousands)
(unaudited)

	September 30, 2010	December 31, 2009

Assets
Current assets
Cash and cash equivalents	$ 10,496	$ 7,765
Accounts receivable	2,971	1,288
Inventory	2,955	354
Prepaid expenses	503	5,156
Other current assets	304	456

Total current assets	17,229	15,019
Property and equipment, net	25,267	14,864
Other assets	2,307	395

Total assets	$ 44,803	$ 30,278

Liabilities, Convertible Preferred Stock and Stockholders' Deficit

Current liabilities
Accounts payable	$ 4,876	$ 4,281
Accrued liabilities	2,599	2,032
Notes payable, current	4,603	4,440
Deferred revenue	3,429	1,302

Total current liabilities	15,507	12,055
Notes payable, net of current	180	3,510
Deferred rent, net of current	4,495	5,017
Convertible preferred stock warrant and purchase right liability	12,812	1,553

Total liabilities	32,994	22,135

Convertible preferred stock	126,243	85,833
Total stockholders' deficit	(114,434)	(77,690)

Total liabilities, convertible preferred stock and stockholders' deficit	$ 44,803	$ 30,278
CONTACT:  Complete Genomics, Inc.
          Investor Relations
          Scott Sandler
          (650) 943-2788
          ssandler@completegenomics.com